UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 29, 2007 (October 24, 2007)

CuraGen Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23223	06-1331400
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 East Main Street, Branford, Connecticut	06045
(Address of Principal Executive Offices)	(Zip Code)

(203) 481-1104

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

CR011-vcMMAE Clinical Trial Update

On October 24, 2007, CuraGen Corporation, a Delaware corporation (“CuraGen”), issued a press release announcing initial Phase I results with CR011-vcMMAE, which were presented at the 2007 AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics. The open-label, multi-center, dose escalation study is evaluating the safety, tolerability and pharmacokinetics of CR011-vcMMAE for patients with unresectable Stage III or Stage IV melanoma who have failed no more than one prior line of cytotoxic therapy. The first part of the trial has been evaluating cohorts of patients receiving increasing doses of CR011-vcMMAE to determine the maximum tolerated dose, or MTD. The trial has treated 25 patients with doses of up through 1.88 mg/kg CR011-vcMMAE administered intravenously once every three weeks. CR011-vcMMAE has been generally well-tolerated with no dose limiting toxicities observed to date. Dose escalation is ongoing until the MTD has been reached. Clinical activity consisting of stable disease in 6 patients lasting four cycles or longer has been reported with 4 patients achieving reductions in tumor size of up to 20%. After determination of the MTD, CuraGen expects that up to approximately 32 additional patients will be enrolled and treated at the MTD to further define safety and efficacy in this trial.

Belinostat Clinical Trials Update

On October 25, 2007, CuraGen issued a press release providing an update on results of several clinical trials of belinostat that were presented at the AACR-NCI-EORTC conference.

CuraGen announced that Data on trials of intravenous and oral belinostat for 23 patients, including efficacy data for 16 patients who had available pre- and post-baseline assessments of tumor, were reported from a Phase II open-label trial evaluating a dose regimen consisting of belinostat in combination with carboplatin and paclitaxel, referred to as BelCaP, were reported at the conference. Safety results from the ongoing trial suggest that BelCaP is generally well tolerated by patients with relapsed ovarian cancer. Reduction in tumor size was seen in 15 of 16 patients by radiologic assessment. As of the date of presentation, objective responses were observed in 8 patients, including 2 partial responses confirmed by RECIST and 6 additional responses that were pending radiologic confirmation. Thirteen additional patients had treatment ongoing with continued radiologic assessment of tumor to determine best response. The target enrollment of 34 patients for the trial was met.

CuraGen also reported that initial results from an ongoing Phase I open-label, multi-center dose-escalation trial evaluating oral belinostat were presented at the conference. The goal of the study was establishment of the maximum tolerated dose, or MTD, for oral belinostat administered once or twice daily in one of two regimens (either continuous daily dosing or dosing days one through 14 in a 21-day cycle). At the time of the presentation, data was available for 60 patients enrolled into the dose-escalation study with 46 patients on the continuous daily regimen and 14 patients dosed days one through 14 in a 21-day cycle. The most frequent adverse events reported were fatigue, anorexia and nausea. More than 2400 ECGs were collected in this trial, with no grade 3 or 4 QTc changes noted. During the study, 15 patients, or 25%, achieved stable disease (SD) for greater than or equal to 12 weeks, with no RECIST-defined objective responses currently reported. Dose-escalation performed with 250 mg capsules of oral belinostat resulted in a presumptive continuous dosing MTD of 250 mg twice daily. The MTD for dosing of oral belinostat on days one through 14 in a 21-day cycle has not yet been reached.

Data from an ongoing Phase II open-label trial evaluating IV belinostat monotherapy on patients with either refractory or relapsed platinum resistant epithelial ovarian cancer, or EOC, or patients with micropapillary/borderline, or LMP, ovarian tumors were also reported. During the presentation at the conference, it was reported that belinostat was safe and generally well-tolerated in these two ovarian cancer populations. A total of 12 patients with LMP tumors received a median of 4 treatment cycles (range 1 to 13), with one LMP patient achieving a partial response (PR), one patient having a CA125 response, nine having an SD response, and two not evaluable. Six patients remain on study. Objective responses to belinostat monotherapy were not observed in a heavily pre-treated well-defined platinum-resistant population of patients with EOC.

A presentation of data for 17 patients, of which 14 were evaluable, were reported from an ongoing Phase I open-label, dose-escalation study evaluating intravenous belinostat in combination with bortezomib for the treatment of advanced solid tumors or lymphomas was also made during the conference. Belinostat in combination with bortezomib was well tolerated at doses up to 600 mg/m2 belinostat and 1.3 mg/m2 bortezomib, with ongoing enrollment of patients into this dosing cohort. Activity of the combination reported included one patient with Ewing’s Sarcoma who has maintained SD for 4 cycles, and two patients, one with peritoneal and one with appendiceal carcinoma, who have maintained SD for 3 cycles. Adverse events were generally grades 1-2 and reversible. No grade 4 non-hematologic toxicities were reported.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURAGEN CORPORATION

Date: October 29, 2007	By:	/s/ David M. Wurzer
David M. Wurzer Executive Vice President and Chief Financial Officer (Principal Financial Officer)